Exhibit 99.1

NEWS

INVESTOR CONTACT:  (818) 225-3550
David Bigelow or Lisa Riordan
MEDIA CONTACT:  (800) 796-8448

COUNTRYWIDE REPORTS MAY 2006 OPERATIONAL RESULTS

CALABASAS, CA (June 12, 2006) — Countrywide Financial Corporation (NYSE: CFC) released operational data for the month ended May 31, 2006. Operational highlights included the following:

•                  Mortgage loan fundings for the month of May were $39 billion, essentially unchanged from the year-ago period. Year-to-date fundings totaled $178 billion, up 8 percent from last year.

—           Monthly purchase volume was $18 billion. This compares to $20 billion for May 2005. Year-to-date purchase activity totaled $81 billion, a 4 percent increase from last year.

—           Adjustable-rate loan fundings for the month of May were $20 billion, a decrease of 10 percent from May 2005. Year-to-date adjustable-rate volume was $88 billion, down 2 percent from last year.

—           Home equity loan fundings for May increased 15 percent year-on-year to $4.2 billion, bringing the year-to-date fundings to $19 billion, which was 20 percent higher than last year.

—           Nonprime loan fundings in May were $3.8 billion, compared with $3.3 billion for the year-ago period. Year-to-date nonprime loan fundings were $16 billion, virtually flat with the comparable period last year.

—           Consolidated pay-option loan fundings for the month were $6.6 billion, compared with $8.3 billion last year. Year-to-date pay-option fundings were $33 billion, an increase of $1 billion from the same period last year.

—           It should be noted that the various mortgage loan funding categories listed above are not mutually exclusive and are not intended to total 100 percent of total fundings.

•                  Average daily mortgage loan application activity in May was $2.7 billion, a decrease of 4 percent from last year. The mortgage loan pipeline of $66 billion at May 31, 2006 declined by 7 percent from May 31, 2005, but increased 3 percent from April 30, 2006.

•                  The mortgage loan servicing portfolio totaled $1.2 trillion at May 31, 2006, an increase of $242 billion, or 26 percent, from May 31, 2005.

•                  Total assets for Banking Operations were $80 billion at May 31, 2006, an increase of $19 billion, or 31 percent, from May 31, 2005.

•                  Securities trading volume in the Capital Markets segment for the month of May 2006 was $332 billion, a 12 percent increase from last year, bringing year-to-date trading volume to $1.6 trillion, an increase of 15 percent year-over-year.

Investor Relations
4500 Park Granada • Calabasas, CA  91302 •  818-225-3550

http://www.countrywide.com	Page 1 of 2

 Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders.  ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries.  All rights reserved.

•                  Net earned premiums from the Insurance segment were $91 million for May 2006, compared with $71 million for the year-ago period.  Year-to-date net earned premiums were $462 million, an increase of 37 percent from last year.

“Countrywide produced strong operational results for May 2006,” said Stanford L. Kurland, President and Chief Operating Officer. “Our mortgage loan pipeline at May 31, 2006 stood at $66 billion, suggesting continued near-term strength in production volume. Year-to-date mortgage loan fundings were up 8 percent from last year’s level, with the majority of the growth being driven by home refinance activity. The year-over-year 8 percent decrease in Countrywide’s home purchase funding volume was in line with the decline in home purchase activity for the mortgage industry. For example, the average Purchase Application Index reported by the Mortgage Bankers Association for May 2006 was down 16 percent from May 2005. Adjustable-rate fundings declined on a year-over-year basis, reflecting greater consumer demand for fixed-rate mortgages in the current flat yield curve environment.

“The servicing portfolio reached $1.2 trillion at the end of May, increasing 26 percent on a year-over-year basis. Portfolio delinquencies declined 15 basis points from the previous month to 3.91 percent, but were up 47 basis points year-over-year as a result of Hurricane Katrina and portfolio seasoning.”

Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000, and Fortune 500. Through its family of companies, Countrywide: originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade ratings that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

(tables follow)

Investor Relations

4500 Park Granada •  Calabasas, CA  91302  •  818-225-3550

http://www.countrywide.com	Page 2 of 2

Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders.  ©2002 Countrywide Financial Corporation.

Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries.  All rights reserved.

COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
OPERATING STATISTICS(1)
(Dollars in Millions)

	Month Ended		Year-to-Date
	May 31,	May 31,	May 31,
	2006	2005	2006
LOAN PRODUCTION
Number of Working Days in the Period	22	21	104
Average Daily Mortgage Loan Applications	$2,667	$2,773	$2,572
Mortgage Loan Pipeline (loans-in-process)	$65,577	$70,491
Commercial Real Estate Loan Pipeline (loans-in-process)	$204	$275

Loan Fundings:
Consumer Markets Division	$12,820	$11,895	$55,049
Wholesale Lending Division	7,501	6,383	33,271
Correspondent Lending Division	8,207	14,448	56,159
Capital Markets	1,996	713	7,946
Countrywide Bank(2)	8,050	5,237	25,605
Total Mortgage Loan Fundings	38,574	38,676	178,030
Commercial Real Estate Fundings	281	335	1,499
Total Loan Fundings	$38,855	$39,011	$179,529

Loan Fundings in Units:
Consumer Markets Division	70,247	68,642	320,052
Wholesale Lending Division	34,548	31,153	156,726
Correspondent Lending Division	38,880	72,656	266,863
Capital Markets	7,509	2,430	30,643
Countrywide Bank(2)	57,918	41,036	195,168
Total Mortgage Loan Fundings in Units	209,102	215,917	969,452
Commercial Real Estate	45	23	165
Total Loan Fundings in Units	209,147	215,940	969,617

Mortgage Loan Fundings:(3)
Purchase	$18,251	$19,759	$81,062
Non-purchase	20,323	18,917	96,968
Total Mortgage Loan Fundings	$38,574	$38,676	$178,030

Mortgage Loan Fundings by Product:
Government Fundings	$1,108	$852	$5,031
ARM Fundings	$19,508	$21,684	$88,435
Home Equity Fundings	$4,226	$3,661	$19,207
Nonprime Fundings	$3,807	$3,312	$16,304

MORTGAGE LOAN SERVICING(4)
Volume	$1,179,179	$937,275
Units	7,686,777	6,727,201
Subservicing Volume(5)	$22,243	$27,526
Subservicing Units	212,483	262,361
Prepayments in Full	$19,037	$17,990	$82,580
Bulk Servicing Acquisitions	$26	$1,433	$143
Portfolio Delinquency - CHL(6)	3.91%	3.44%
Foreclosures Pending - CHL(6)	0.47%	0.39%

COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
OPERATING STATISTICS(1)
(Dollars in Millions)

	Month Ended		Year-to-Date
	May 31,	May 31,	May 31,
	2006	2005	2006
LOAN CLOSING SERVICES (units)
Credit Reports	906,653	830,477	4,289,776
Flood Determinations	313,710	306,636	1,444,422
Appraisals	116,380	102,056	495,574
Automated Property Valuation Services	527,849	591,654	3,632,012
Other	18,536	13,107	80,948
Total Units	1,883,128	1,843,930	9,942,732

CAPITAL MARKETS
Securities Trading Volume(7)	$331,804	$296,724	$1,591,849

BANKING
Banking Operations Assets (in billions)	$80.3	$61.5

INSURANCE
Net Premiums Earned:
Carrier	$72.9	$56.6	$374.0
Reinsurance	17.9	14.2	88.4
Total Net Premiums Earned	$90.8	$70.8	$462.4

Period-end Rates
10-Year U.S. Treasury Yield	5.12%	4.00%
FNMA 30-Year Fixed Rate MBS Coupon	6.31%	5.02%

(1)             This data reflect current operating statistics and do not constitute all factors impacting the quarterly and annual financial results of the Company. All figures are unaudited and monthly figures may be adjusted in the reported financial statements of the Company. Such financial statements are provided by the Company quarterly. The Company makes no commitment to update this information for changes in circumstances or events which occur subsequent to the date of this release.

(2)             These loans are processed for Countrywide Bank by the Company’s Mortgage Banking production divisions. The amounts include loans funded for both investment purposes and for sale. The Company will report the amount of such loans subsequently sold on a quarterly basis.

(3)             Purchase fundings include first trust deed and home equity loans used as purchase money debt in the acquisition of a home. Non-purchase fundings include first trust deed refinance loans, home equity refinance loans, and stand-alone home equity loans.

(4)             Includes loans held for sale, loans held for investment, and loans serviced for others, including those under subservicing agreements.

(5)             Subservicing volume for non-Countrywide entities.

(6)             Expressed as a percentage of the total number of loans serviced, excluding subserviced loans and portfolios purchased at a discount due to their non-performing status.

(7)             Includes trades with Mortgage Banking Segment.

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